Exhibit 99.1

CFNB Reports 21% Increase in Fiscal 2010 EPS

IRVINE, Calif.--(BUSINESS WIRE)--August 3, 2010--California First National Bancorp (NASDAQ: CFNB) (“CalFirst Bancorp”) today announced that net earnings for the fourth quarter ended June 30, 2010 of $2.0 million were down 23% from net earnings of $2.6 million for the fourth quarter of fiscal 2009. For the full fiscal year ended June 30, 2010, net earnings of $11.1 million were up 20% from $9.3 million reported for fiscal 2009. Diluted earnings per share for the fourth quarter of 2010 of $0.19 per share were 24% below the $0.25 per share for the fourth quarter of the prior year, while diluted earnings per share of $1.08 for the year were up 21% from $0.89 per share reported for the prior year.

The improvement in net earnings for the fiscal year-ended June 30, 2010 is largely due to a $4.3 million positive swing related to gains recognized on investment securities, as well as to a $1.8 million, or 14%, reduction in non-interest expenses. Fourth quarter results reflect a benefit from a 6% reduction in non-interest expense, but such amount could not offset reduced lease, loan and investment income.

Total direct finance, loan and interest income for the fourth quarter of fiscal 2010 decreased 23% to $6.0 million from $7.9 million for the fourth quarter of fiscal 2009. The decrease includes a $905,000, or 18%, decrease in direct finance income related to a 10% decline in the average investment in leases, a $675,000 decrease in investment income earned as average investment balances declined 28% to $75.9 million, and $264,000 decline in commercial loan income on a loan portfolio that declined 8% to $65.4 million at June 30, 2010. In addition to declining balances, the average yield on leases and loans held in the Company’s own portfolios decreased by 72 basis points to 7.93%, while the average yield on cash and investments decreased by 156 basis points to 2.5%, reflecting lower interest rates generally and a high percentage of funds in low yielding deposit accounts. During the fourth quarter of fiscal 2010, interest expense on deposits and borrowings decreased by $690,000 to $942,000, reflecting an 18% decline in average deposit and borrowing balances to $212.8 million and a 76 basis point decrease in average interest rates paid to 1.8%. During the fourth quarter of fiscal 2010, the Company did not make a provision for credit losses as the portfolio sustained no growth during the period and the credit quality remained stable. This was in contrast to a $500,000 provision taken during the fourth quarter of fiscal 2009 when the Company was seeing deterioration in credit quality of certain customers. As a result of the foregoing, net direct finance, loan and interest income after provision for credit losses during the fourth quarter of fiscal 2010 decreased 11% to $5.1 million, compared to $5.8 million for the fourth quarter of fiscal 2009.

For the fourth quarter ended June 30, 2010, non-interest income of $1.1 million was down 29% from $1.5 million for the fourth quarter of the prior year. The difference was primarily due to lower gains from the sale of lease property. The foregoing factors resulted in gross profit of $6.2 million for the fourth quarter of fiscal 2010, a 15% decline from $7.3 million for the quarter ended June 30, 2009.

Gross profit for the year ended June 30, 2010 was up 5% to $29.7 million compared to $28.4 million for the prior year. Total direct finance, loan and interest income for fiscal 2010 decreased 10% to $26.8 million, compared to $29.9 million in fiscal 2009. The decline was due to a $3.2 million decrease in direct finance income related to an 8% decrease in the average lease portfolio. The average yield on leases and loans held in the Company’s own portfolio decreased by 93 basis points to 8.23%. Total interest and investment income was relatively unchanged as a 45% increase in average balances for the year was offset by a 120 basis point drop in the average yields earned on cash and investments to 2.89%. For the year ended June 30, 2010, interest expense on deposits and borrowings decreased by $1.8 million to $4.9 million, reflecting a 14% increase in average balances offset by a 114 basis point decline in average rates paid. The Company recorded a provision for credit losses of $350,000 for fiscal 2010, compared to a provision of $1.7 million recognized during fiscal 2009. The 2010 provision reflected the 10% decline in the lease and loan portfolios during the year that offset any significant changes with the credit risk within the portfolios. The above factors contributed to net direct finance, loan and interest income after provision for credit losses in fiscal 2010 remaining at $21.6 million, unchanged from $21.6 million in fiscal 2009.

For fiscal 2010, non-interest income of $8.1 million was up 19% from $6.8 million during fiscal 2009. The increase in non-interest income was primarily due to $3.4 million of gains realized on the sale of investment securities, while fiscal 2009 included an $869,000 charge taken related to the impairment of certain investments. Excluding such investment related activity, income from end of term lease transactions and the sale of leases was down by $3.0 million from the prior year. This decline is largely due to lower revenues realized from the sale or re-lease of property at the end of term along with more leases being held in the portfolio and not generating a gain upon sale.

CalFirst Bancorp’s non-interest expenses of $2.9 million recognized during the fourth quarter were 6% below the fourth quarter of fiscal 2009, while non-interest expenses of $11.6 million for fiscal 2010 were 14% lower than the $13.5 million reported for the prior year. The lower non-interest expenses for the year were almost entirely related to lower salary and benefit expense, with some savings from lower office costs and legal fees.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp’s fiscal 2010 results reflect the impact of lower lease and loan bookings and the continued low interest rate environment. Lease bookings during fiscal 2010 of $116.6 million were down 19% from $143.7 million booked during the prior year, while commercial loan boardings of $18.0 million were less than half the $51.5 million booked in fiscal 2009. As a result, the combined loan and lease assets added of $134.5 million were down 31%, and the net investment in loans and leases of $257.8 million at June 30, 2010 is down 10% from $284.8 million at June 30, 2009. During the last half of fiscal 2010, we began to see some pick-up in our lease and loan activity, and for the year, the volume of new leases originated directly of $141.3 million is up 6% from the prior year. Commercial loan and lease purchase commitments in fiscal 2010 increased substantially to $58.8 million as a result of a focused effort to develop a third party lease business. On a consolidated basis, total lease and loan originations of $200.1 million were 20% higher than total origination in fiscal 2009. The backlog of approved but unbooked leases and loans at June 30, 2010 of $143 million is 80% above the level of a year ago and at an historic high.

“During fiscal 2010, the Company focused attention on identifying loan and lease opportunities in addition to its traditional business, while monitoring the opportunities and risks in the securities markets. These efforts are reflected in the backlog reported above and should result in growth in earning assets in fiscal 2011. Growth in earnings should follow, but will be dependent on the interest rate environment and the credit quality of our customers and investments, which are both subject to changes in the economic climate and other factors beyond our control. At June 30, 2010, CalFirst Bancorp’s net worth stood at $198.5 million, and it remains very well capitalized with a tier-1 capital ratio over 40% that offers substantial support for growth.”

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective alternatives.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include expectations regarding the Company's expected growth in assets, estimated bookings and the impact of general economic conditions interest rates on the credit quality of our customers and earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2009 Annual Report on Form 10-K and the 2010 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP Consolidated Statements of Earnings (000's except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009

Direct finance and loan income	$5,062	$6,232	$22,064	$25,236
Investment and interest income	982	1,657	4,722	4,626
Total direct finance, loan and interest income	6,044	7,889	26,786	29,862

Interest expense on deposits and borrowings	942	1,633	4,864	6,617

Net direct finance, loan and interest income	5,102	6,256	21,922	23,245
Provision for credit losses	-	500	350	1,675
Net direct finance, loan and interest Income after provision for credit losses	5,102	5,756	21,572	21,570

Non-interest income
Operating and sales-type lease income	604	356	1,998	3,103
Gain on sale of leases and leased property	290	817	1,797	3,712
Gains (losses) recorded on investment securities	-	-	3,436	(869)
Other fee income – net	175	332	857	838
Total non-interest income	1,069	1,505	8,088	6,784

Gross profit	6,171	7,261	29,660	28,354

Non-interest expenses
Compensation and employee benefits	2,012	2,046	8,198	9,707
Occupancy	234	233	932	976
Professional services	136	202	510	642
Other general and administrative	550	622	2,000	2,147
Total non-interest expenses	2,932	3,103	11,640	13,472

Earnings before income taxes	3,239	4,158	18,020	14,882

Income taxes	1,239	1,559	6,893	5,581

Net earnings	$2,000	$2,599	$11,127	$9,301

Basic earnings per share	$0.20	$0.26	$1.09	$0.90
Diluted earnings per share	$0.19	$0.25	$1.08	$0.89

Weighted average common shares outstanding	10,228	10,149	10,197	10,333
Diluted number of common shares outstanding	10,332	10,235	10,304	10,404

Dividends declared per common share	$-	$0.12	$0.60	$0.48

CALIFORNIA FIRST NATIONAL BANCORP Consolidated Balance Sheets (000’s)

ASSETS	June 30, 2010	June 30, 2009
Cash and short term investments	$73,988	$55,217
Investment securities	71,974	119,600
Net receivables	2,302	3,508
Property for transactions in process	26,845	12,373
Net investment in leases	192,385	213,623
Commercial loans	65,409	71,130
Income tax receivable	223	3,968
Other assets	2,546	2,564
Discounted lease rentals assigned to lenders	14,337	6,989
	$450,009	$488,972
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$905	$2,569
Income taxes payable, including deferred taxes	13,640	12,672
Deposits	205,922	220,944
Borrowings	10,000	45,444
Other liabilities	6,657	8,978
Non-recourse debt	14,337	6,989
Total liabilities	251,461	297,596
Stockholders' equity	198,548	191,376
	$450,009	$488,972

CONTACT:
California First National Bancorp
S. Leslie Jewett
949-255-0500
ljewett@calfirstbancorp.com